Exhibits 8.1.

List of significant subsidiaries of Pampa Energía S.A.

1) Generation Business

Inversora Nihuiles S.A.

Inversora Diamante S.A.

Inversora Piedra Buena S.A.

Central Térmica Loma de la Lata S.A.

Hidroeléctrica Los Nihuiles S.A.

Hidroeléctrica Diamante S.A.

Central Piedra Buena S.A.

Central Térmica Güemes S.A.

Pampa Comercializadora S.A.

Greenwind S.A.

2) Transmission Business

Transelec Argentina S.A.

Citelec S.A.

Transener S.A.

Transba S.A.

3) Distribution Business

IEASA S.A.

EASA S.A.

Empresa Distribuidora y Comercializadora Norte S.A.

4) Oil Business

Petrolera Pampa S.A.

5) Gas Business

PEPCA S.A.

Compañía de Inversiones de Energía S.A.

TGS S.A.

6) Other Business

Bodega Loma de la Lata S.A.

All of the subsidiaries mentioned above have their jurisdiction of incorporation in the Republic of Argentina.